EXHIBIT 3.10

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

FOR SERIES G CONVERTIBLE PREFERRED STOCK

OF

PURESAFE WATER SYSTEMS, INC.

Pursuant to Section 151 of the Delaware General Corporation Law, PureSafe Water Systems, Inc., a Delaware corporation (the “Company”), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted the following resolution establishing a new series of Preferred Stock of the Company, consisting of Fifty One shares designated “Series G Convertible Preferred Stock,” with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions:

RESOLVED, that, pursuant to authority expressly vested in it by the Certificate of Incorporation, the Board of Directors hereby approves the designation and issuance of the Series G Convertible Preferred Stock (the “Series G Preferred Stock”) according to the terms and conditions as set forth in the Certificate of Designations attached to these resolutions and authorizes and instructs the Executive Officers to proceed in filing the Certificate of Designations with the State of Delaware and to take such other action as shall be appropriate in connection with the issuance of the Series G Preferred Stock.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Sections 141 and 151 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.

Dated as of the 13th day of June, 2014.

PURESAFE WATER SYSTEMS, INC.,

a Delaware corporation

By:  /s/ Leslie Kessler

Name:  Leslie Kessler

Title:   Chief Executive Officer

SERIES G CONVERTIBLE PREFERRED STOCK TERMS

Section 1.  Designation, Amount and Par Value.  The series of preferred stock shall be designated as the Series G Convertible Preferred Stock (the “Series G Preferred Stock”), and the number of shares so designated and authorized shall be  Fifty One (51).  Each share of Series G Preferred Stock shall have a par value of $0.001 per share and a stated value of $1 per share (the “Stated Value”).

Section 2. Ranking.  The Series G Preferred Stock will, with respect to rights on liquidation, dissolution and winding-up of the Company, rank junior to all of the other series of Preferred Stock of the Company, and on a parity with each other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series shall rank senior or junior to the Series G Preferred Stock (collectively, “ Parity Securities ”).

Section 3. Dividends.  Except for distributions in the event of Liquidation in accordance with Section 5, Holders of Series G Preferred Stock shall not be entitled to receive dividends on the Series G Preferred Stock.

Section 4. Voting Rights; Negative Covenants.    Each one (1) share of the Series G Preferred Stock shall have voting rights equal to (x) (i) 0.019607 multiplied by the aggregate total of (A) the issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote, plus (B) the number of votes which all other series or classes of securities other than this Series G Preferred Stock are entitled to cast together with the holders of Common Stock at the time of the relevant vote (the amount determined by this clause (i), the “Numerator”), divided by (ii) 0.49, minus (y) the Numerator. For purposes of illustration only, if the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote is 5,000,000 the voting rights of one share of the Series G shall be equal to 102,036 ((0.019607 x 5,000,000) / 0.49) – (0.019607 x 5,000,000) = 102,036).  Solely with respect to matters of Company capitalization (i.e. increase in authorized common stock, stock splits, etc.), and similar matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series G Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or bylaws.  If the Company affects a stock split which either increases or decreases the number of shares of Common Stock outstanding and entitled to vote, the voting rights of the Series G Preferred Stock shall not be subject to adjustment unless specifically authorized. So long as any shares of Series G Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of the Series G Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series G Preferred Stock, (d) increase the authorized or designated number of shares of Series G Preferred Stock, (e) issue any additional shares of Series G Preferred Stock (including the reissuance of any shares of Series G Preferred Stock converted for Common Stock), or (f) enter into any agreement with respect to the foregoing.

Section 5.  Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “ Liquidation ”), the holders of the Series G Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series G Preferred Stock an amount equal to the Stated Value, after any distribution or payment with respect to such Liquidation shall be made to the holders of any Senior Securities and prior to any distribution or payment with respect to such Liquidation shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts and amounts payable on any Parity Securities, then the entire assets to be distributed to the holders of Series G Preferred Stock and the holders of such Parity Securities shall be distributed among the holders of Series G Preferred Stock and the holders of such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series G Preferred Stock.  A “ Sale ” shall mean a merger or consolidation by the Company with another corporation or other entity (in each case, other than where the Company is the surviving entity).

Section 6.  Conversion.

(a) At any time and from time to time, from and after the six month anniversary of the Issuance Date, each share of Series G Preferred Stock shall, at the option of the Holder (a “ Voluntary Conversion ”), be convertible into one share of Common Stock (the “ Conversion Ratio ”).  A Holder shall effect a conversion by surrendering to the Company the original certificate or certificates representing the shares of Series G Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as  Exhibit B  (the “ Conversion Notice ”).  Each Conversion Notice shall specify the number of shares of Series G Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “ Voluntary Conversion Date ”).  If no Voluntary Conversion Date is specified in a Conversion Notice, the Voluntary Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 6(a).  Subject to Section 6(c) hereof, each Conversion Notice, once given, shall be irrevocable.

(b) Not later than five (5) Trading Days after a Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates representing the number of shares of Common Stock being issued upon the conversion of shares of Series G Preferred Stock, and (ii) one or more certificates representing the number of shares of Series G Preferred Stock not converted, if any.  The Company shall, upon request of the Holder, use reasonable efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions (to the extent legended physical certificates are not required).  If in the case of any Voluntary Conversion (i) such certificate or certificates representing the number of shares of Common Stock being issued upon the conversion of shares of Series G Preferred Stock are not delivered to or as directed by the applicable Holder, and (ii) the Holder or its designee has not received other evidence of its ownership of the shares of Common Stock being issued upon the conversion of shares of Series G Preferred Stock by the close of business on the fifth Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series G Preferred Stock tendered for conversion.

(c) If at any time conditions shall arise by reason of action taken by the Company which in the sole opinion of the Board of Directors are not adequately covered by the other provisions hereof and which would be reasonably expected to materially and adversely affect the rights of the holders of Series G Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions would be reasonably expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Series G Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Series G Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 6), of the Conversion Ratio (including, if necessary, any adjustment as to the securities into which shares of Series G Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Series G Preferred Stock;  provided ,  however , that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser.  The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be.

(d)  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series G Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series G Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6(g)) upon the conversion of all outstanding shares of Series G Preferred Stock hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

(e)  The issuance of certificates for shares of Common Stock on conversion of Series G Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate,  provided  that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series G Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(f) Shares of Series G Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(g) Any and all notices or other communications or deliveries to be provided by the Holders of the Series G Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series G Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four business days after deposit in the United States mails, (iv) the second Business Day (as defined in Section 9) following the date of mailing, if sent by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Section 7.  Adjustments.

(a)

Stock Splits, etc.  If, at any time while any shares of Series G Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Ratio and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action (unless the Conversion Ratio already reflects such split).  By way of illustration, and not in limitation, of the foregoing (a) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Ratio shall be adjusted to equal one-half of what it had been calculated to be immediately prior to such split (unless the Conversion Ratio already reflects such split); (b) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Ratio shall be adjusted to equal ten times what it had been calculated to be immediately prior to such split (unless the Conversion Ratio already reflects such split); and (c) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Ratio shall be adjusted (unless the Conversion Ratio already reflects such dividend) to equal such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

(b)

Sale.   If, for as long as any shares of Series G Preferred Stock remain outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity (collectively, a "Sale"), the Company will require, in the agreements reflecting such transaction, that the surviving entity and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the holders of Common Stock of the Company are entitled to receive as a result of such transaction,  expressly assume the obligations of the Company hereunder.  Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the  Series G Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation or transfer by a Holder of the number of shares of Common Stock into which then outstanding shares of  Series G Preferred Stock might have been converted immediately before such merger, consolidation or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable.  In the event of any such proposed Sale, the Holder hereof shall have the right to convert all of any of the outstanding Series G Preferred Stock by delivering a Notice of Conversion to the Company within 15 days of receipt of notice of such Sale from the Company.

(c).  Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 7, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series G Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any Holder of Series G Preferred Stock, furnish to such Holder a like certificate setting forth (a) such adjustment or readjustment, and (b) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series G Preferred Stock.

Section 8.  Intentionally Omitted.

Section 9.  Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other government action to close.

“Common Stock” means the common stock, $.001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Date” means Voluntary Conversion Date.

“Exchange Act” mean the Securities Exchange Act of 1934, as amended.

“Issuance Date” means the earliest date on which a Holder receives shares of the Series G Preferred Stock, regardless of the number of certificates which may be issued to evidence such Series G Preferred Stock.

“Holder” means a registered holder of a share or shares of Series G Preferred Stock

“Junior Securities” means the Common Stock and all other equity securities of the Company ranking junior to the Series G Preferred Stock in terms of payment of liquidation proceeds.

              “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

EXHIBIT B

CONVERSION NOTICE

Date of Conversion Notice:  ___________________________

(To be executed by the registered holder

to convert shares of Series G Preferred Stock)

The undersigned hereby elects, in accordance with the terms and conditions of the Certificate of Designation, to convert the number of shares of Series G Convertible Preferred Stock indicated below, into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of PureSafe Water Systems, Inc. (the “Company”), as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the undersigned for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to effect conversion:  __________________________________

Number of shares of Series G Convertible Preferred Stock to be converted:  _______________________

Number of shares of Common Stock to be issued:  _________________________________________

Name of Holder:  ____________________________________________________________________

Address of Holder:  ___________________________________________________________________

________________________________________

Authorized Signature